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                                                                EXHIBIT 5.1
                                  BRYAN CAVE
                           ONE METROPOLITAN SQUARE
                        211 NORTH BROADWAY, SUITE 3600
                        ST. LOUIS, MISSOURI 63102-2750
                                (314) 259-2000
                          FACSIMILIE: (314)259-2020



                                February 1, 1995


Board of Directors
NS Group, Inc.
Ninth & Lowell Streets
Newport, Kentucky  41072

Gentlemen:

                 We are acting as special counsel for NS Group, Inc., a Kentucky corporation (the "Company"), in connection with various legal matters relating to the filing of a Registration Statement on Form S-1, No. 33-56637 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), covering the offering of $125 million aggregate principal amount of Senior Secured Notes due 2003 (the "Senior Secured Notes") proposed to be issued by the Company under an Indenture (the "Indenture") between the Company and Huntington National Bank, as trustee.

                 In connection therewith, we have examined and relied as to matters of fact upon such certificates of public officials, such statements and certificates of officers of the Company, and originals or copies certified to our satisfaction of the Amended and Restated Articles of Incorporation and By-laws of the Company, proceedings of the Board of Directors of the Company and such other corporate records, documents, certificates and instruments as we have deemed necessary or appropriate in order to enable us to render the opinion expressed below.

                 In rendering this opinion, we have assumed the genuineness of all signatures on all documents examined by us, the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as certified or photostatted copies.

                 Based on the foregoing and in reliance thereon, we are of the opinion that the Senior Secured Notes (i) have been duly authorized and, upon execution, authentication and delivery thereof in accordance with the terms and provisions of the Indenture, will be legally issued, fully paid and non-assessable and (ii) will constitute binding obligations of the Company entitled to the benefits provided by the Indenture, except as may be limited by applicable bankruptcy, insolvency, reorganization, receivership, rehabilitation, moratorium, fraudulent transfer, and other similar laws relating to or affecting the rights and
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remedies of creditors and others generally and by general principles of equity, including, without limitation, concepts of reasonableness, materiality, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, regardless of whether enforceability is considered in a proceeding in equity or at law.

                 We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus filed as a part thereof. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the Senior Secured Notes. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission relating thereto.

                                                   Very truly yours,



                                                   BRYAN CAVE